News Release

FOR IMMEDIATE RELEASE

FactSet is a registered trademark of FactSet Research Systems Inc.

FactSet Research Systems Appoints Philip A. Hadley Chairman and Chief Executive Officer

September 5, 2000 (Greenwich, CT)--FactSet Research Systems Inc., (NYSE: FDS) a major supplier of computer-based financial and economic data to the investment community, today announced that Philip A. Hadley has been named Chairman and Chief Executive Officer of the Company effective immediately.

Mr. Hadley was previously Senior Vice President and Director of Business Development at FactSet.

Mr. Hadley replaces Charles J. Snyder, co-founder of FactSet and Vice Chairman of the Company's Board of Directors, who was named interim CEO upon the retirement of Howard Wille. Mr. Snyder will continue to serve as Vice Chairman.

"It is with great pleasure that we make this announcement today," said Mr. Snyder. "Phil has been with FactSet for 15 years and his contributions have been instrumental to the growth and success of our business. We are confident that his strong leadership and strategic insight will ensure that FactSet continues its long track record of success."

"FactSet has grown tremendously over the years that I have been with the company and is well positioned to continue our strong track record of performance," said Mr. Hadley. "I look forward to working with our deeply talented senior management team to continue enhancing our leadership position and offering innovative products and services to our clients."

Mr. Hadley joined FactSet in 1985 in the Consulting Services Group. From 1986 to 1989, he held the position of Vice President, Sales. From 1989 to 2000, Mr. Hadley was Senior Vice President and Director of Sales and Marketing. Prior to joining the Company, he was employed by Cargill Corporation.

Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and is a Chartered Financial Analyst.

FactSet Research Systems Inc. is a leading provider of global financial and economic information, including fundamental data on tens of thousands of companies worldwide. Combining more than 100 databases into its own dedicated online service, the company also provides the tools to download, combine and manipulate the data for investment analysis. The company, headquartered in Greenwich, Connecticut, was formed in 1978 and now conducts operations from eleven locations worldwide including Boston, New York, San Mateo, London, Tokyo, Hong Kong, and Sydney.